Exhibit 3.33
FILED

AUG 05 2002

OKLAHOMA SECRETARY
OF STATE
CERTIFICATE OF INCORPORATION
OF
WILDHORSE SERVICES, INC.
     FIRST: Name: The name of the corporation is Wildhorse Services, Inc.
     SECOND: Address: The address of the corporation’s registered office and the principal place of business in the State of Oklahoma is, 315 NW Highway, P. O. Box 456, Woodward, Oklahoma 73802. The name of the corporation’s registered agent at such address is Stephen M. Wickware.
     THIRD: Purpose: The purpose of the corporation is to engage in any lawful acts for which a corporation may be organized under the general corporation law of the State of Oklahoma.
     FOURTH: Shares: The total number of shares of stock which the corporation shall have authority to issue is 10,000 shares, each of the shares having a par value of $1.00, thereby resulting in the corporation having total authorized capital stock in the amount of $10,000.00, all of which shall be Common Stock.
     FIFTH: Incorporator: The name and mailing address of each incorporator is as follows:

Bryce Hodgden	1002 9th Street
P. O. Box 529
Woodward, OK 73802.
     SIXTH: Powers: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
     (a) To adopt, amend or repeal the Bylaws of the corporation.
     SEVENTH: Directors: The names and addresses of the original directors, are as follows:
     Stephen M. Wickware, P. O. Box 456, 315 NW Highway, Woodward, OK 73802.
     THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation, pursuant to the Oklahoma General Corporation Act and the Professional Corporation Act, makes this Certificate, hereby declaring and certifying that this is the act and deed for the undersigned and that the facts herein stated are true, as of the 30th day of July, 2002.

/s/ Bryce Hodgden
Bryce Hodgden